UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2013

Health Management Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5811 Pelican Bay Boulevard, Suite 500, Naples, Florida	34108-2710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 598-3131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e)

Retention Plan

On August 6, 2013, Health Management Associates, Inc. (the “Company”) adopted the Health Management Associates, Inc. Executive Change in Control Retention Bonus and Severance Plan (the “Plan”) for certain members of key management, including the following named executive officers: Kelly E. Curry, Executive Vice President and Chief Financial Officer; Robert E. Farnham, Senior Vice President, Finance; and Steven E. Clifton, Senior Vice President and General Counsel. The purpose of the Plan is to assure continuity in operations of the Company during the period of Change in Control by incentivizing participating employees and allowing such employees to focus on their responsibilities to the Company knowing that they have certain financial security in the event of their termination of employment. As previously announced, the Company has entered into a merger agreement with Community Health Systems, Inc. pursuant to which Community Health Systems, Inc. will acquire the Company. Capitalized terms used but not otherwise defined have meaning set forth in the Plan.

The Plan provides that upon the occurrence of a Change in Control during the one year period commencing on July 29, 2013 (the “CIC Period”), a participant is eligible to receive a cash retention bonus equal to 50% of base salary (the “Retention Bonus”). The Retention Bonus is payable 50% immediately upon the consummation of a Change in Control and 50% six months following the consummation of such Change in Control, subject to continued employment by the Company until the payment date; provided that any unpaid portion of the Retention Bonus will be accelerated upon a termination of employment (a) by the Company without Cause on or after the Company enters into a Change in Control Agreement but prior to the consummation of the Change in Control, or (b) by the Company without Cause or by the participant for Good Reason on or following the date of a Change in Control.

In addition, if a participant’s employment is terminated by the Company (a) without Cause on or after the Company enters into a Change in Control Agreement but prior to the consummation of the Change in Control, provided that the Change in Control Agreement has not been terminated pursuant to its terms, or (b) without Cause or by the participant for Good Reason on or within one year following the consummation of a Change in Control during the CIC Period, the participant is entitled to a cash payment equal to two times base salary (a “Severance Payment”) and continued coverage and benefits under the Company’s medical, dental and life insurance plans for a period of two years following such employee’s termination.

The foregoing description of the Plan is qualified in its entirety to the full text of the Plan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Retention Letter

On August 10, 2013, the Company executed a Retention Letter (the “Retention Letter”) for the benefit of the Company and Steven E. Clifton, the Company’s Senior Vice President and General Counsel, in consideration of past and continuing service and his sustained commitment and dedication to the Company during the Change in Control period. Mr. Clifton was awarded a retention bonus of $450,000 (the “Retention Bonus”). The Retention Bonus is payable as follows: (i) 50% within five days of the execution date of the Retention Letter; (ii) 40% on or before December 31, 2013; (iii) 10% upon the consummation of a Change in Control, subject to Mr. Clifton’s continued employment with the Company through the date of the Change in Control; and (iv) immediately in full upon a termination of Mr. Clifton’s employment by the Company without Cause. Capitalized terms used but not otherwise defined have meaning set forth in the Retention Letter.

The foregoing description of the Retention Letter is qualified in its entirety to the full text of the Retention Letter, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Management Associates, Inc.

By:	/s/ Steven E. Clifton
	Name:	Steven E. Clifton
	Title:	Senior Vice President and General Counsel

Date: August 12, 2013

Exhibit Index

Exhibit Number

10.1	Health Management Associates, Inc. Executive Change in Control Retention Bonus and Severance Plan

10.2	Steven E. Clifton Retention Letter